News Release


Investor Contact:


Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2008 FINANCIAL RESULTS

COMPANY MOVING AGGRESSIVELY ON PLAN TO SIMPLIFY BUSINESS MODEL, FOCUS RESOURCES AND INVESTMENTS, AND STRENGTHEN COMPETITIVENESS AND PROFITABILITY

FULL-YEAR OPERATING CASH FLOW RISES 47% OVER 2007

BLUE BELL, Pa., February 10, 2009 - Unisys Corporation (NYSE: UIS) today reported a net loss of $58.0 million, or 16 cents a share, on revenue of $1.28 billion for the fourth quarter of 2008. The results included a net cost-reduction charge of $99.0 million related to previously announced headcount reductions, facility consolidations, and asset write-downs related to portfolio exits. In the fourth quarter of 2007, the company reported net income of $13.8 million, or 4 cents a share, on revenue of $1.54 billion. The 17% year-over-year revenue decline in the quarter reflected weak global economic conditions as well as a significant impact from foreign currency fluctuations. The stronger U.S. dollar resulted in an approximately 7 percentage-point negative impact on revenue in the quarter.

Unisys said that it generated $255 million of operating cash flow for the full year of 2008, up 47 percent from 2007 levels. The company ended the year with $6.1 billion in services backlog.

Under Chairman and CEO Ed Coleman, who joined the company last October, Unisys is taking aggressive actions to simplify its business structure, concentrate and focus its global resources, and enhance the company's profitability and competitiveness.

"We are moving quickly on actions to turn around the business, return this company to profitability, and generate cash," Coleman said. "To do this, we are building on the company's strengths while focusing our resources in fewer markets and portfolio areas where we can clearly differentiate ourselves and deliver superior value for our clients. We are also working to maximize cost-efficiency across our global operations and strengthen our balance sheet."

Unisys said it is focused on four key business priorities:

* Unisys is concentrating its investments and resources on business opportunities in fewer, more profitable markets within the IT marketplace;

* To drive market success and margin expansion, Unisys is focused on creating clearly differentiated value propositions within each of its focused markets and solution offerings;

* To drive margin expansion and deliver cost-competitive services to its clients, Unisys is focused on enhancing its services labor delivery model;

* To reduce its overhead expense, Unisys is simplifying its business, streamlining reporting lines and processes, and creating clear lines of accountability for results.

Tied to its business simplification efforts, the company said it is exploring and acting upon a wide range of options to reduce costs. As previously reported, based on opportunities that have already been identified, Unisys is taking actions to reduce its annual cost structure by more than $225 million. These actions are primarily in SG&A but also include delivery costs. Actions being taken include reductions in third-party expenses, facility consolidations, headcount reductions of approximately 1,300 positions worldwide, and a suspension of company matching contributions to the U.S. 401(k) plan. Based on the timing of actions, Unisys expects about 90% of the total $225 million of expense savings to flow through its financial results in 2009.

"While this looks to be a difficult year for organizations operating in the current economic environment, we are firmly committed to showing clear, demonstrable progress in 2009," Coleman said.


OVERALL FOURTH-QUARTER HIGHLIGHTS
Revenue in the United States declined 9 percent in the fourth quarter to $575 million. Revenue in international markets declined 22 percent to $705 million. On a constant currency basis, international revenue declined 11 percent in the quarter.

The company's fourth-quarter 2008 results include the $99.0 million of net cost-reduction charges as well as $6.5 million of pretax retirement-related income. Results in the fourth quarter of 2007 included $55.1 million of net cost-reduction charges and $11.6 million of pretax retirement-related expense.

Including these items, Unisys reported an overall gross profit margin of 18.6 percent and operating profit margin of (3.7) percent in the fourth quarter of 2008. These compared to a gross margin of 27.4 percent and an operating profit margin of 4.5 percent in the fourth quarter of 2007.

FOURTH-QUARTER BUSINESS SEGMENT RESULTS
Note: Unisys has a long-standing policy of evaluating business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude these items.

Customer revenue in the company's services segment declined 12 percent in the fourth quarter of 2008 compared with the year-ago quarter. Reflecting the lower revenue volumes, gross profit margin in the services business declined to 16.9 percent in the fourth quarter compared with 19.6 percent a year ago, while services operating margin declined to 3.2 percent compared with 4.5 percent a year ago.

Services orders showed double-digit declines in the fourth quarter. Services order backlog at December 31, 2008 was $6.1 billion, down 11 percent from $6.9 billion at December 31, 2007. On a constant currency basis, year-ending 2008 services backlog was down 1% from year-ending 2007 levels.

Customer revenue in the company's technology segment declined 40 percent from the fourth quarter of 2007. The revenue decline primarily reflected lower sales of ClearPath mainframes, following strong sales in the third quarter of 2008. The prior-year results included $18.8 million of quarterly royalty revenue from an intellectual property agreement with Nihon Unisys Limited (NUL) that ended in March 2008. Reflecting the lower levels of ClearPath sales, gross profit margin in the technology business declined to 43.7 percent compared with 53.9 percent in the year-ago quarter, while technology operating margin declined to
6.7 percent compared with 20.5 percent in the fourth quarter of 2007.

CASH FLOW HIGHLIGHTS
Unisys generated $138 million of cash from operations in the fourth quarter of 2008 compared with $247 million of cash flow from operations in the year-ago quarter. The company used approximately $11 million of cash in the current quarter for restructuring payments compared to approximately $28 million in the year-ago period.

Capital expenditures for full-year 2008 declined to $294 million compared to $309 million in 2007. Capital expenditures in the fourth quarter of 2008 increased to $80 million compared to $71 million in the year-ago quarter; the increase in the quarter was driven by initial startup on two new U.S. public sector clients. After deducting for capital expenditures, Unisys generated $58 million of free cash in the quarter compared with free cash flow of $176 million in the fourth quarter of 2007.

For the full year of 2008, Unisys generated $255 million of cash from operations compared with $173 million of cash flow from operations in full-year 2007. The company used approximately $60 million of cash in 2008 for restructuring payments compared to approximately $152 million in 2007. After capital expenditures, Unisys used $39 million of free cash in 2008 compared with free cash usage of $136 million in 2007.

Unisys ended 2008 with $544 million of cash on hand.

FULL-YEAR 2008 RESULTS
For the full year of 2008, the company reported a net loss of $130.1 million, or 36 cents a share, on revenue of $5.23 billion. These results include $103.1 million of net pre-tax cost reduction charges and $3.8 million of pre-tax retirement-related income.

For the year ended December 31, 2007, Unisys reported a net loss of $79.1 million, or 23 cents per share, on revenue of $5.65 billion. The full-year 2007 results included:

* net pre-tax cost reduction charges of approximately $105 million;

* $82.4 million of pre-tax retirement-related expense;

* a pre-tax gain of $24.7 million on the sale of the company's media solutions business; and

* a $39.4 million tax benefit related to an income tax settlement.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialize in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com .

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, statements concerning anticipated reductions in the company's cost structure assume that the company will fully and successfully implement the associated cost reduction actions. The expected amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. The expense savings expected in 2009 are subject to the risk that the company may not implement the related actions as quickly or as fully as currently planned. Other risks and uncertainties that could affect the company's future results include general economic and business conditions, particularly the current weak global economy and tight credit markets; the possibility that the company's cash usage will be in excess of current estimates; the company's ability to successfully implement its repositioning strategy; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to retain significant clients; the company's ability to grow outsourcing and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to continue to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the potential business and financial risk in implementing future acquisitions or dispositions; the potential for infringement claims to be asserted against the company or its clients and the possibility that pending litigation could affect the company's results of operations or cash flow. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0210/8955
http://www.unisys.com/about__unisys/news_a_events/02108955.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months            Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2008      2007       2008      2007
                          --------  --------   --------  --------
Revenue
  Services                $1,117.4  $1,267.6   $4,603.6  $4,846.7
  Technology                 162.1     268.1      629.6     805.8
                          --------  --------   --------  --------
                           1,279.5   1,535.7    5,233.2   5,652.5
Costs and expenses
  Cost of revenue:
    Services                 951.7   1,008.7    3,765.9   3,989.3
    Technology                90.1     105.9      340.6     376.2
                          --------  --------   --------  --------
                           1,041.8   1,114.6    4,106.5   4,365.5

Selling, general and
 administrative              255.1     304.3      957.0   1,022.1
Research and development      30.4      47.4      129.0     179.0
                          --------  --------   --------  --------
                           1,327.3   1,466.3    5,192.5   5,566.6
                          --------  --------   --------  --------
Operating profit (loss)      (47.8)     69.4       40.7      85.9

Interest expense              20.8      20.2       85.1      76.3
Other income
 (expense), net               (8.7)     (3.6)     (32.6)     (6.1)
                          --------  --------   --------  --------
Income (loss) before
 income taxes                (77.3)     45.6      (77.0)      3.5
Provision (benefit) for
 income taxes                (19.3)     31.8       53.1      82.6
                          --------  --------   --------  --------
Net income (loss)           ($58.0)    $13.8    ($130.1)   ($79.1)
                          ========  ========   ========  ========
Earnings (loss) per share
Basic                      ($  .16)   $  .04    ($  .36)  ($  .23)
                          ========  ========   ========  ========
Diluted                    ($  .16)   $  .04    ($  .36)  ($  .23)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    365,201   352,502    359,777   349,661
                          ========  ========   ========  ========
  Diluted                  365,201   352,936    359,777   349,661
                          ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2008
------------------
Customer revenue      $1,279.5              $1,117.4      $162.1
Intersegment                       ($69.8)       4.5        65.3
                      --------   --------   --------    --------
Total revenue         $1,279.5     ($69.8)  $1,121.9      $227.4
                      ========   ========   ========    ========

Gross profit percent     18.6%                 16.9%       43.7%
                      ========              ========    ========
Operating profit (loss)
  percent                (3.7%)                 3.2%        6.7%
                      ========              ========    ========
Three Months Ended
December 31, 2007
------------------
Customer revenue      $1,535.7              $1,267.6      $268.1
Intersegment                       ($58.0)       3.0        55.0
                      --------   --------   --------    --------
Total revenue         $1,535.7     ($58.0)  $1,270.6      $323.1
                      ========   ========   ========    ========

Gross profit percent     27.4%                 19.6%       53.9%
                      ========              ========    ========
Operating profit
  percent                 4.5%                  4.5%       20.5%
                      ========              ========    ========

Year Ended
December 31, 2008
------------------
Customer revenue      $5,233.2              $4,603.6      $629.6
Intersegment                      ($232.0)      13.9       218.1
                      --------   --------   --------    --------
Total revenue         $5,233.2    ($232.0)  $4,617.5      $847.7
                      ========   ========   ========    ========

Gross profit percent     21.5%                 18.1%       43.5%
                      ========              ========    ========
Operating profit
  percent                 0.8%                  3.0%        4.1%
                      ========              ========    ========
Year Ended
December 31, 2007
------------------
Customer revenue      $5,652.5              $4,846.7      $805.8
Intersegment                      ($206.7)      13.9       192.8
                      --------   --------   --------    --------
Total revenue         $5,652.5    ($206.7)  $4,860.6      $998.6
                      ========   ========   ========    ========

Gross profit percent     22.8%                 17.4%       47.0%
                      ========              ========    ========
Operating profit
  percent                 1.5%                  2.5%        8.3%
                      ========              ========    ========

* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                        December 31,
                                           2008      December 31,
                                        (Unaudited)     2007
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $544.0       $830.2
 Accounts and notes receivable, net          818.5      1,059.2
 Inventories
   Parts and finished equipment               64.7         91.9
   Work in process and materials              70.7         79.2
 Deferred income taxes                        23.8         18.0
 Prepaid expense and other
   current assets                            116.7        133.7
                                        ----------   ----------
 Total                                     1,638.4      2,212.2
                                        ----------   ----------
Properties                                 1,284.8      1,336.9
 Less accumulated depreciation
   and amortization                        1,008.3      1,004.7
                                        ----------   ----------
 Properties, net                             276.5        332.2
                                        ----------   ----------
Outsourcing assets, net                      314.9        409.4
Marketable software, net                     202.0        268.8
Prepaid postretirement assets                 20.7        497.0
Deferred income taxes                         87.6         93.8
Goodwill                                     189.4        200.6
Other long-term assets                        94.6        123.1
                                        ----------   ----------
 Total                                    $2,824.1     $4,137.1
                                        ==========   ==========
Liabilities and stockholders' equity
Current liabilities
 Notes payable                                $0.0         $0.1
 Current maturities of long-term debt          1.5        204.3
 Accounts payable                            379.2        419.6
 Other accrued liabilities                 1,045.7      1,272.0
                                        ----------   ----------
 Total                                     1,426.4      1,896.0
                                        ----------   ----------
Long-term debt                             1,059.1      1,058.3
Long-term postretirement liabilities       1,497.0        420.7
Other long-term liabilities                  295.9        395.5
Stockholders' equity
 Common stock                                  3.7          3.6
 Accumulated deficit                      (2,596.0)    (2,465.9)
 Other capital                             4,054.5      4,011.8
 Accumulated other comprehensive loss     (2,916.5)    (1,182.9)
                                        ----------   ----------
 Stockholders' (deficit) equity           (1,454.3)       366.6
                                        ----------   ----------
 Total                                    $2,824.1     $4,137.1
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                                Year Ended
                                                December 31
                                           --------------------
                                             2008        2007
                                           --------    --------
Cash flows from operating activities
Net loss                                    ($130.1)     ($79.1)
Add (deduct) items to reconcile
 net loss to net cash provided by
 operating activities:
Employee stock compensation expense             1.1         7.7
Company stock issued for U.S. 401(k) plan      41.8        47.4
Depreciation and amortization
 of properties                                105.7       115.1
Depreciation and amortization of
 outsourcing assets                           162.6       143.8
Amortization of marketable software           149.7       121.6
Disposals of capital assets                    12.9        14.2
Gain on sale of assets                                    (24.7)
(Increase) decrease in deferred
 income taxes, net                             (9.9)       82.7
Decrease in receivables, net                  186.7       176.2
Decease in inventories                         27.2        10.7
Decrease in accounts payable
 and other accrued liabilities               (110.9)     (298.9)
Decrease in other liabilities                 (66.7)     (103.3)
Increase in other assets                     (119.7)      (32.2)
Other                                           4.2        (8.1)
                                            -------     -------
Net cash provided by
  operating activities                        254.6       173.1
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  6,208.2     7,718.5
 Purchases of investments                  (6,190.3)   (7,728.3)
 Investment in marketable software            (84.5)      (94.0)
 Capital additions of properties              (76.9)      (77.5)
 Capital additions of outsourcing assets     (133.1)     (137.5)
 Purchases of businesses                       (6.4)       (1.2)
 Proceeds from sale of businesses                          29.3
                                            -------     -------
Net cash used for investing activities       (283.0)     (290.7)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings         (.1)       (1.1)
 Minority shareholder dividends                            (5.8)
 Proceeds from exercise of stock options                   12.3
 Payments of long-term debt                  (200.0)
 Proceeds from issuance of long-term debt                 204.2
 Financing fees                                 (.8)
                                            -------     -------
Net cash (used for) provided by financing
  activities                                 (200.9)      209.6
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                         (56.9)       18.9
                                            -------     -------
(Decrease) increase in cash and cash
  equivalents                                (286.2)      110.9
Cash and cash equivalents, beginning of
 period                                       830.2       719.3
                                            -------     -------
Cash and cash equivalents, end of period     $544.0      $830.2
                                            =======     =======